UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 9, 2007

Date of Report (Date of earliest event reported)

ECC Capital Corporation

(Exact name of Company as specified in its charter)

Maryland	001-32430	84164270
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1733 Alton Parkway, Suite 100 Irvine, California	92606
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 955-8700

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On February 9, 2007, ECC Capital Corporation (the “Company”) completed its previously announced sale of its mortgage banking business to Bear Stearns Residential Mortgage Company (“Bear Stearns”), pursuant to that certain Asset Purchase Agreement, dated October 10, 2006, by and among Bear Stearns, the Company and Encore Credit Corp (the “Sale Agreement”). Under the terms of the Sale Agreement, Bear Stearns acquired certain assets comprising the Company’s subprime wholesale mortgage origination business for approximately $26 million. The purchase price was netted against payments of approximately $33 million owed by the Company to Bear Stearns pursuant to that certain Amended and Restated Master Repurchase Agreement, dated October 10, 2006, by and among Bear Stearns, the Company and certain of the Company’s directly owned subsidiaries (the “Repurchase Agreement”). In addition, in connection with the closing under the Sale Agreement, Bear Stearns acquired the Company’s loan portfolio under that certain Mortgage Loan Purchase and Interim Servicing Agreement, dated October 1, 2003, as amended, between the Company’s subsidiary and Bear Stearns (the “Loan Purchase Agreement”). As a result of these transactions, the Company made net payments to Bear Stearns of approximately $7 million.

The foregoing descriptions of the Sale Agreement and the Repurchase Agreement are not intended to be complete and are qualified in their entirety by the complete text of the Sale Agreement and Repurchase Agreement, which were filed as Exhibits 10.1 and 10.2, respectively, on the Company’s Current Report on 8-K filed with the Securities and Exchange Commission on October 16, 2006.

Item 2.06	Material Impairment.

On February 9, 2007, in connection with the sale of its retained interests in Bravo Mortgage Asset Trust 2006-1 to Res Cap (an affiliate of GMAC/RFC) for $20 million, the Company’s management determined that it will record a loss on the sale of these retained interests of approximately $10 million. The Company will record the impairment in the fourth quarter of 2006.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On February 9, 2007, in connection with the previously mentioned closing of the sale by the Company of its mortgage banking business to Bear Stearns Residential Mortgage Corporation, Shahid S. Asghar, Director, President and Co-Chief Executive Officer of the Company and Executive Vice President of Encore Credit Corp., a direct wholly owned subsidiary of the Company, and Alanna Darling, the Company’s General Counsel and Secretary, resigned from their respective positions, effective as of February 10, 2007. Additionally, Douglas Ingram, Director of the Company, member of the Company’s Audit Committee and Chairman of the Company’s Nominating and Corporate Governance Committee, tendered his resignation as a member of the board of directors, effective as of March 1, 2007.

Upon receipt of Messrs Asghar and Ingram’s resignations, the Company ’s board of directors adopted resolutions to decrease the total number of authorized directors of the Company from six members to five members, effective February 10, 2007, and then decrease the total number of authorized directors of the Company from five to four members, effective March 1, 2007, as permitted under the Company’s bylaws. The board of directors adopted these resolutions in order to eliminate vacancies in the board created by these director resignations. No textual changes or amendments to the Company’s bylaws were required to effect this amendment and the Company currently has no vacancies on its board of directors.

(c) In connection with Mr. Asghar’s resignation, Roque Santi was appointed to serve as the President of the Company, effective February 10, 2007. Mr. Santi has served as the Company’s Executive Vice President, Chief Financial Officer and Treasurer since November 2004, and will continue to serve in these capacities.

Item 8.01.	Other Events

On February 12, 2007, the Company issued a press release discussing the events disclosed in Item 2.01, 2.06 and 5.02 in this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(b) Pro Forma Financial Information

The pro forma information required to be filed pursuant to Item 2.01 of this Current Report on Form 8-K is attached hereto as Exhibit 99.2 and incorporated herein by reference to this Item 9.01.

(d) Exhibits.

Exhibit No.	Description of Exhibit
99.1	Press Release, dated February 12, 2007.

99.2	Pro forma financial information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECC Capital Corporation

Date: February 15, 2007	By:	/s/ Roque A. Santi
Roque A. Santi
President and Chief Financial Officer